Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

INTERNATIONAL BUSINESS MACHINES CORPORATION

and

TANGOE, INC.

Dated as of May 6, 2015

6.5	Buyer Non-Solicitation/Hire	9
6.6	Seller Non-Solicitation/Hire	9
6.7	WARN Act	9

Article VII	Representations and Warranties of Buyer	9

7.1	Existence	9
7.2	Authority	10
7.3	No Conflict	10
7.4	Buyer Approvals and Registrations	10
7.5	No Broker	10

Article VIII	Representations and Warranties of Seller	11

8.1	Existence	11
8.2	Authority	11
8.3	No Conflict	11
8.4	Seller Approvals and Registrations	12
8.5	No Broker	12
8.6	Title	12
8.7	Litigation	12
8.8	Contracts	12
8.9	Revenue	13
8.10	Disclaimer	13

Article IX	Conditions to Buyer’s Obligations	13

9.1	Representations, Warranties and Covenants	13
9.2	Injunctions, Orders	14

Article X	Conditions to Seller’s Obligations	14

10.1	Payment of Purchase Price	14
10.2	Representations, Warranties and Covenants	14
10.3	Injunctions, Orders	14
10.4	Employees	14

Article XI	Insurance; Indemnification; and Limitation of Liability	14

11.1	Insurance	14
11.2	Indemnification by Seller	15
11.3	Indemnification by Buyer	15
11.4	Termination of Indemnification	15
11.5	Procedures Relating to Indemnification	15
11.6	Indemnity Payments	17

Article XII	General Matters	18

12.1	Survival of Representations and Warranties	18
12.2	Termination	18
12.3	Bulk Sales	19
12.4	Notices	19

Schedules

Schedule 2.1(a) — Transferred Assets
Schedule 2.1(b) — Customer/Partner Contracts
Schedule 2.1(c) — Supplier Contracts
Schedule 2.3(b) — Bank Information
Schedule 2.6 — Covered Territories
Schedule 5.4(a) — IBM Programs (internal use)
Schedule 5.4(b) — IBM Programs (redistributed/productive use)
Schedule 6.1 — In-scope Employees
Schedule 6.2(a) — Buyer Benefit Plans
Schedule 6.2(b) — Transferred Employees Forfeited Equity and Other Forfeited Benefits
Schedule 8 — Knowledge of Seller
Schedule 8.7 — Litigation
Schedule 8.8(d) — Notice of Contract Changes
Schedule 8.8(e) — Customer RFP/RFIs
Schedule 8.9 — Revenue

Exhibits

Exhibit A — Form of Local Acquisition Agreement
Exhibit B — Intellectual Property Agreement
Exhibit C — Transition Services Agreement
Exhibit D — Subcontracted Services Agreement
Exhibit E — Form of Bill of Sale
Exhibit F — Form of Assignment and Assumption Agreement
Exhibit G — Patent Assignment Agreement
Exhibit H — Trademark Assignment Agreement
Exhibit I — OEM Agreement
Exhibit J — Patent License Agreement

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of May 6, 2015 (the “Effective Date”), by and between and International Business Machines Corporation, a New York corporation (“Seller”) and Tangoe, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer intends to purchase from Seller and Selling Affiliates, and Seller and the Selling Affiliates intend to sell to Buyer and, such Affiliates of Buyer as Buyer may designate (each such designated Affiliate, a “Buying Affiliate”), the Transferred Assets, Transferred Contracts and Transferred IP upon the terms and subject to the conditions of this Agreement and the other Acquisition Agreements; and

WHEREAS, Buyer and Buying Affiliates intend to assume from Seller and Selling Affiliates, and Seller and the Selling Affiliates intend to assign to Buyer and Buying Affiliates, the Assumed Liabilities upon the terms and subject to the conditions of this Agreement and the other Acquisition Agreements;

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Article I                                                Definitions

1.1                               Defined Terms; Documentary Conventions.  The defined terms set forth in Article I of Annex 1 hereto, when used in this Agreement and each other Transaction Agreement (unless otherwise expressly provided herein or in such other Transaction Agreement), shall have the meanings ascribed thereto in such Annex 1.  This Agreement and each other Transaction Agreement (unless otherwise expressly provided herein or in such other Transaction Agreement) shall be subject to and incorporate the Documentary Conventions set forth in Article II of Annex 1 hereto.

Article II                                           Purchase and Sale

2.1                               Transferred Assets and Transferred Contracts.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, or shall cause the Selling Affiliates to, Transfer to Buyer, and the Buying Affiliates, and Buyer shall, or shall cause such Buying Affiliates to, purchase from Seller or the Selling Affiliates all right, title and interest of Seller and such Selling Affiliates in and to the Transferred Assets and the Transferred Contracts and assume the Assumed Liabilities.  The Transferred IP is addressed in the IP Agreements.

2.2                               Excluded Assets, Contracts and Intellectual Property.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, any assets that are not Transferred Assets, any intellectual property that is not Transferred IP, and any contracts that are not Transferred Contracts shall not be Transferred to Buyer or any Buying Affiliate pursuant to this Agreement or such other Transaction Agreement, and shall be retained by Seller and the Selling Affiliates.

2.3                               Consideration.  Upon the terms and subject to the conditions of this Agreement, as consideration for the transactions contemplated herein:

(a)                                 Buyer and the Buying Affiliates shall assume the Assumed Liabilities in the manner set forth in Section 2.4 and

(b)                                 On May 29, 2015, Buyer shall pay to Seller US$22,000,000 (the “Purchase Price”).  Buyer shall pay the Purchase Price as follows: (i) US$21,770,544 by electronic funds transfer, in immediately available funds in the currency specified above to the account identified in Schedule 2.3(b), and (ii) pursuant to the payment amount and instructions set forth in the Local Acquisition Agreement.  If, following Buyer’s payment of the Purchase Price to Seller, this Agreement is terminated pursuant to Section 12.2 or if the Closing fails to occur on May 31, 2015, Seller shall immediately, but no later than June 1, 2015, return the Purchase Price to Buyer by electronic funds transfer, in immediately available funds to Buyer’s account identified in Schedule 2.3(b).

2.4                               Assumed Liabilities.  On the Closing Date, Seller shall, or shall cause the Selling Affiliates to, Transfer to Buyer or the Buying Affiliates and Buyer shall, or shall cause the Buying Affiliates to, assume the Assumed Liabilities.  Buyer and the Buying Affiliates shall assume and undertake, and Seller and the Selling Affiliates shall not remain liable for the Assumed Liabilities.  As used herein, “Assumed Liabilities” means  any obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, arising from, related to or in connection with (a) any Transferred Asset or Transferred IP (or the ownership or operation thereof) after the Closing Date and where liabilities are known by Seller, Seller has disclosed such known liabilities relating to said Transferred Assets and Transferred IP to Buyer prior to the Closing Date, (b) any Transferred Contract including warranty, maintenance and support obligations arising from the customer contracts even if the problem or defect occurred or was created prior to the Closing Date, (c) all obligations relating to the Transferred Employees expressly assumed by Buyer pursuant to Article VI and (d) any other liabilities or obligations of Buyer or the Buying Affiliates expressly assumed by Buyer from Seller or any Selling Affiliate pursuant to in the Transaction Agreements”).

2.5                               Retained Liabilities.  Except as otherwise expressly set forth in Section 2.4 above, neither Buyer nor any Buying Affiliates shall assume and neither Buyer nor any Buying Affiliates shall be responsible to pay, perform or discharge any liabilities of Seller or the Selling Affiliates (whether accrued, absolute or contingent, recorded or unrecorded or otherwise).  Seller and the Selling Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer or the Buying Affiliates shall not assume or have any responsibility for, any obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, that are not Assumed Liabilities, including without limitation (a) accounts payable for the period prior to the Closing Date, (b) Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to the Pre-Closing Tax Period, (c)  obligations, commitments or liabilities, absolute or contingent, known or unknown, recorded or unrecorded or otherwise, whenever asserted, arising from, related to or in connection with Transferred Assets, Transferred IP and, except as provided in Section 2.4, the Transferred Contracts for the period on or prior to the Closing Date and (d) wages, employee benefits and any other liabilities in respect of the Transferred Employees arising on or prior to the Closing Date or in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (the liabilities referred to in this Section 2.5, the “Retained Liabilities”).

2.6                               Local Acquisition Agreements.  Any Transfer of the Transferred Assets, Transferred Contracts or transition of Transferred Employees in each territory set forth on Schedule 2.6 (each, a “Covered Territory”) will be effected pursuant to a short-form acquisition agreement (each, a “Local Acquisition Agreement”) on a Covered Territory-by-Covered Territory basis.  Each Local Acquisition Agreement shall be in substantially the form attached as Exhibit A to this Agreement, except, in each case, for (a) the deletion of provisions as may be reasonably agreed by Seller and Buyer which are inapplicable to such Covered Territory, (b) such changes as may be reasonably agreed upon by Seller and Buyer to be necessary to satisfy the requirements of applicable local Law, (c) such changes as may be reasonably agreed upon by Seller and Buyer regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Covered Territory; provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and the other Transaction Agreements and (d) such other changes as may be agreed upon by Seller and Buyer.  At the Closing, each Party shall execute and deliver, or shall cause its Affiliates, as applicable, to execute and deliver, the Local Acquisition Agreement pertaining to each applicable Covered Territory.

Article III                                      Closing

3.1                               Date, Time and Place of Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article IX and Article X, the Closing of the purchase and sale of the Transferred Assets, Transferred IP and Transferred Contracts, and the assignment and assumption of the Assumed Liabilities, shall take place on the Closing Date by exchange of the signed documents referenced in Section 3.2 below.  All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. Eastern Time on the Closing Date.

3.2                               Closing Process.  At the Closing, (a) Seller shall confirm receipt of the Purchase Price, (b) Seller and Buyer shall, or shall cause the relevant Selling Affiliates and Buying Affiliates, as applicable, to, execute each Transaction Agreement, Bills of Sale, Assignment and Assumption Agreements and such other instruments of transfer or conveyance as may be required under Law to Transfer to Buyer the Transferred Assets, Transferred IP and Transferred Contracts and effect the assumption of the Assumed Liabilities and deliver each of them to the applicable counterparty thereto, (c) Seller shall deliver to Buyer the closing certificate referenced in Section 9.1 and Buyer shall deliver to Seller the closing certificate referenced in Section 10.2, and (d) Seller shall provide updates to the schedules except that Schedule 2.1(b) shall be updated within thirty (30) days after the Closing Date, provided such updates are administrative in nature or reflect changes performed in the Ordinary Course. The Transferred Assets and Transferred IP shall be made available on the Closing Date, where then located.

3.3                               Post-Closing Settlement.  Within forty (45) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Deferred Revenue Amount and transfer, or cause the Selling Affiliates to transfer, cash equal to the Deferred Revenue Amount to Buyer or its designee.

Article IV                                       Tax Matters

4.1                               Filing of Returns and Payment of Taxes.

(a)                                 Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax returns, reports and forms and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to any taxable period which ends on or prior to the Closing Date (herein “Pre-Closing Tax Period”).  Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets, Transferred IP and Transferred Contracts attributable to taxable periods which are not part of the Pre-Closing Tax Period.  If, in order to properly prepare its Tax returns or other documents required to be filed with Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use commercially reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense; provided, however, that no Party shall be entitled to review or examine the Tax returns of any other Party.

(b)                                 For purposes of this Section 4.1, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of the Taxes for the Straddle Period less the Taxes for the Pre-Closing Tax Period.

4.2                               Refunds and Credits.  Any refunds or credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

4.3                               Transfer Taxes.  All Transfer Taxes shall be borne by Buyer, in addition to the Purchase Price.  The Transfer Taxes will be computed based on an Asset Allocation Schedule prepared by Seller.  To the extent permitted by Applicable Law, Buyer and Seller shall cooperate with each other to obtain exemptions from or reductions of any Transfer Taxes; provided that neither Party shall be obligated to seek any exemption or reduction that would likely be expected to result in any audit by a Governmental Authority of its books and records.

4.4                               Transactions and Payments Received after Closing.  After the Closing Date, Seller and Buyer shall promptly transfer and deliver to the other Party, from time to time as and when received by them, any and all cash, credits, refunds, checks (with appropriate endorsements), bills, invoices, and other property, documents and instruments that it may receive after the Closing Date which properly belong to the other Party and shall account to the other Party for all such receipts.

Article V                                            Additional Agreements

5.1                               Consents and Subcontracted Work.

(a)                                 Nothing in this Agreement shall be construed as an assignment of, or an attempt to Transfer to Buyer, any contract which, as a matter of Law or by its terms, is not assignable, or not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (each, a “Restricted Contract”).  Seller does not represent or warrant that any such consents are obtainable from any third party, or that any such Contract will be renewed upon expiration of its term, or that any third party thereto will continue to use the products or services offered by Buyer utilizing the Transferred Assets and Transferred IP after the Closing Date.  Except as set forth in Section 5.1(b), neither Seller nor Buyer shall have any liability arising out of or relating to the failure to obtain any approvals or consents for any Restricted Contract or because of the default, acceleration or termination of any Restricted Contract as a result thereof.

(b)                                 Buyer and Seller shall use commercially reasonable efforts to obtain, as soon as practicable after the Effective Date, all requisite consents to Transfer the Restricted Contracts. Buyer and Seller shall cooperate (including, where necessary, entering into appropriate instruments of assignment and/or assumption as shall be mutually agreed upon between the Parties) to have Seller and the Selling Affiliates released, whenever reasonably possible, from all liability to third parties with respect to the Assumed Liabilities and the Parties shall each solicit such releases concurrently, in a manner acceptable to the Parties, with solicitation of consents from third parties to the Transfer of the Restricted Contracts; provided, however, that neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, assumption or release.  The required consents to assignment are indicated in Schedule 2.1(b) and Schedule 2.1(c).

(c)                                  Unless and until consent to Transfer has been obtained, the Parties shall proceed with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of, and receive the benefits due (less a Management Fee) to, Seller under each Restricted Contract as a subcontractor, pursuant to the Subcontracted Services Agreement until the expiration or termination of its then-current term.  On or about expiration or termination of a Restricted Contract (both Customer and Supplier Contracts), Buyer and the Buying Affiliates may engage directly with the customer to negotiate a renewal agreement between Buyer and the customer.  Unless and until consent to Transfer has been obtained, Seller shall not make any material change to the Restricted Contract without Buyer’s prior consent, not to be unreasonably withheld. For the purpose of this Section 5.1(c), a material change to a Restricted Contract would be one that affects the contract value or scope of the Restricted Contract.

5.2                               Retained Contracts.  Seller and Selling Affiliates shall retain responsibility for any agreement that includes both the Divested Products and other out-of-scope products and services and is structured in a manner that such content cannot reasonably be segregated (each, a “Retained Contract”).  The Retained Contracts are indicated in Schedule 2.1(b).  Buyer and the Buying Affiliates shall perform the obligations of, and receive the benefits due (less a Management Fee) to, Seller as it relates to the Divested Products under each Retained Contract (the “Buyer Portion of a Retained Contract”) as a subcontractor pursuant to the terms of the Subcontracted Services Agreement until the expiration or termination of its then-current term.  On or about expiration or termination, Buyer and the Buying Affiliates may engage directly with the customer to negotiate a renewal agreement between Buyer or the Buying Affiliate and the customer for the Divested Products.  Seller shall not renew or extend the Buyer Portion of a Retained Contract beyond its current term in effect as of the Closing Date.

5.3                               Third Party Software.  Buyer and the Buying Affiliates are responsible for securing licenses and maintenance relating to third party software licenses and shrink wrap personal computer software and making any payments due thereon.

5.4                               IBM Programs.

(a)                                 Certain IBM Programs as identified in Schedule 5.4(a) shall be licensed from Seller to Buyer for internal use only pursuant to a Commercial License Agreement.  The fees for the initial license are included as part of the Purchase Price; Buyer shall have to pay the applicable fees for Subscription and Support if Buyer elects to receive the same.

(b)                                 Certain IBM Programs as identified in Schedule 5.4(b) are currently embedded in and/or are essential to the operation of the Divested Products.  In order to enable continued functionality of the Divested Products after the Closing, Seller shall grant to Buyer a license to the IBM Programs identified in Schedule 5.4(b) upon the terms and conditions, including duration and fees, set forth in the OEM Agreement.

5.5                               Conduct of Business.  During the period from the Effective Date to the Closing Date, Seller shall and shall cause the Selling Affiliates to (x) operate, manage and maintain the Transferred Assets, Transferred Contracts and Transferred IP in the Ordinary Course, (y) use reasonable efforts to maintain and preserve intact its current relationships of its employees, customers and suppliers and (z) afford Buyer and the Buying Affiliates reasonable access to the In-Scope Employees and information reasonably related to the Transferred Assets, Transferred Contracts, Transferred IP and Assumed Liabilities in a manner that is not disruptive to the ongoing operation of Seller’s and the Selling Affiliate’s business operations.  Without limiting the foregoing, during the period from the Effective Date to the Closing Date, Seller shall and shall cause the Selling Affiliates to maintain the Transferred Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear.

5.6                               No Flip.  For a period of twelve (12) months after the Closing Date without the prior written consent of Seller (unless required to do so pursuant to applicable Law or at the direction of an authorized Government Authority), Buyer shall not, and shall cause its Affiliates not to, divest, sell or otherwise Transfer the Transferred Assets, Transferred Contracts, Transferred IP and Transferred Employees, or any resulting entity that contains them, in whole or in any substantive part, to a third party; provided, however, that Buyer may sell or otherwise transfer the Transferred Assets, Transferred Contracts, Transferred IP and Transferred Employees or a material portion thereof as part of a divestiture of the Buyer’s business or any part of the Buyer’s business in which the Transferred Assets, Transferred Contracts, Transferred IP and Transferred Employees are reasonably related and the partial divestiture includes other assets.

5.7                               Further Action.  Each of the Parties agrees to execute and deliver after the Closing such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby.  After the Closing, Seller will provide information, if reasonably available, that may be necessary for Buyer and its accountants to produce a Statement of Assets Acquired and Liabilities Assumed and a Statement of Revenue and Direct Expenses for 2013 and 2014.

Article VI                                       Employment Matters.

6.1                               Employees and Employee Benefits.  Schedule 6.1 contains a list of in-scope employees (“Preliminary List”) employed by Seller as of the Effective Date in connection with the Transferred Assets (including active employees and employees who are on leave of absence or sick leave) (the “In-scope Employees”).  Preliminary List will include a unique identifier for each employee on the list.  Following the Effective Date, Seller will update the Preliminary List with a final listing of In-scope Employees (“Final List”). In the event that Seller is prohibited from providing Buyer with the name of any In-scope Employee as a result of applicable Laws relating to the safeguarding of data privacy, Seller shall include a serial number for such In-scope Employee instead of a name and shall update Schedule 6.1 following the Effective Date to add such In-scope Employee’s name in accordance with applicable Law.  This Final List shall be updated prior to the Closing to reflect changes, if any, made between the Effective Date and the Closing Date.  Buyer agrees that Buyer or a local Buying Affiliate shall make offers of employment to at least one-hundred fifteen (115) of the In-scope Employees at least twelve (12) days prior to the Transfer Date to be effective as of the Closing Date.  The In-Scope Employees who accept such offers (the “Transferred Employees”) shall be employed by Buyer or local Buying Affiliate in accordance with the terms and conditions set forth in this Article VI.  Buyer or a local Buying Affiliate agrees to make offers to all In-scope Employees until there are at least one-hundred fifteen (115) Transferred Employees or offers have been made to all In-scope Employees.  Seller shall pay and shall cause Selling Affiliates to pay, all compensation or other money due to the Transferred Employees with respect to their employment and resignation of employment with Seller or a Selling Affiliate through and including the Closing Date, including in any event, and to the extent applicable, any sale bonuses, severance, change in control benefits, other bonuses (including variable pay in India), commissions, accrued but unused vacation time, accrued but unused variable pay, and all other amounts required to be paid to such employees pursuant to applicable law, agreements, policies or awards of Seller or any Selling Affiliates through the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

6.2                               Employment of Transferred Employees.  Effective as of 12:01 a.m. on June 1, 2015 for US and India Transferred Employees and July 1, 2015 for UK Transferred Employees

(“Transfer Date”), Buyer agrees that it or a local Buying Affiliate shall employ each Transferred Employee (a) in an equivalent position, (b) at a location that is within a reasonable proximity to the location worked at prior to the Closing Date and shall not relocate the Transferred Employee beyond a reasonable proximity for a period of one (1) year following the Closing Date, (c) at the same or higher salary and same or higher additional earnings opportunity (i.e., variable pay/bonus and/or commissions), (d) with benefits, emoluments, other benefit plans and arrangements (including medical, dental, life insurance, post-retirement health and life insurance, disability and other welfare benefits and qualified and non-qualified retirement plans) that are substantially similar in the aggregate all things considered including length of service, to, those provided to such Transferred Employee by Seller or any of its Affiliates on the Transfer Date, and (e) a separation practice or policy that meets all applicable requirements of Law upon termination of employment (clauses (c) and (d) to be maintained until the third anniversary of the Transfer Date), all of which are set forth in Schedule 6.2(a).  Buyer agrees to recognize any increase in salary granted and communicated to a Transferred Employee in the ordinary course of business prior to the Transfer Date, as of the date such increase is scheduled to take effect, even if such increase does not actually take effect until after the Transfer Date. In determining whether Buyer’s offer of employment to In-scope Employees includes compensation components that are substantially comparable in the aggregate to those provided by Seller prior to the Transfer Date, such determination shall take into consideration all stock options, restricted stock and restricted units granted to the Transferred Employees prior to the Closing and Buyer shall compensate the Transferred Employees (in such manner as Buyer deems appropriate, subject to applicable Law) for any such equity grants that shall be forfeited as a result of the transactions contemplated by this Agreement as well as other forfeited benefits.  Schedule 6.2(b) sets forth a summary of all such stock options, restricted stock and restricted units as well as other forfeited benefits which are expected to be forfeited by Transferred Employees upon or prior to the Closing.  Prior periods of employment with or recognized by Seller shall be considered as employment with Buyer for all employment purposes with Buyer including the calculation of gratuity, severance pay, vacation plan status, seniority and benefits eligibility and vesting requirements; provided, however, that except for the US business unit leader, severance calculations for US employees will not include service with any predecessor company, and beginning twelve (12) months after Closing, Buyer’s severance policy will determine whether and to what extent credit for prior service will be given to US employees for purposes of severance.  Buyer has summarized its planned compensation terms and benefit plans for the Transferred Employees in Schedule 6.2(a).  If Buyer involuntarily severs a Transferred Employee within the first twelve (12) months after Closing, Buyer shall comply with Section 6.3.

6.3                               Termination of Transferred Employees.  If, within the first twelve (12) months after Closing, a Transferred Employee is involuntarily severed without “cause” from employment from Buyer, such Transferred Employee will receive from Buyer severance benefits at a level no less favorable than the greater of (a) Seller’s severance plan as in effect at the Transfer Date and (b) Buyer’s severance plan, if any, applicable to the severed employee; provided, however that nothing contained in this Agreement shall be construed to in any way limit or prevent Buyer from terminating any Transferred Employee at any time for “cause” or for reasons related to poor performance or conditions of employment.  For the purposes of this Section 6.3, “cause” shall mean the determinations of the applicable courts, under the applicable Law, as “cause” in such employment termination cases or where applicable courts under applicable law have not determined “cause” in such employment termination cases, “cause” shall be determined by Buyer in its reasonable discretion.

6.4                               Responsibility for Transferred Employees.  Seller shall be responsible for all liabilities, salaries, benefits and similar employer obligations with respect to the employment and termination of any Transferred Employees by Seller on or prior to the Closing Date, including without limitation, health care continuation coverage with respect to plans established or maintained by Seller or a Selling Affiliate, and damages or settlements arising out of any claims with regard to the employment and/or termination of such Transferred Employees on or prior to the Closing Date, including but not limited to claims for wrongful or illegal termination, and for complying with the requirements of all applicable Laws with respect to any such employment and/or termination. Buyer shall be responsible for all liabilities, salaries, benefits and similar employer obligations with respect to the employment and termination of any Transferred Employees by Buyer after the Closing Date, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing Date, and damages or settlements arising out of any claims with regard to the employment and/or termination of such Transferred Employees after the Closing Date, including but not limited to claims for wrongful or illegal termination, and for complying with the requirements of all applicable Laws with respect to any such employment and/or termination.

6.5                               Buyer Non-Solicitation/Hire.  Buyer agrees that, for a period of one (1) year from the Closing Date it shall not, directly or indirectly, solicit for employment or hire, any employee of Seller with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller or its Affiliates, respectively); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.

6.6                               Seller Non-Solicitation/Hire.  Seller agrees that, for a period of one (1) year from the Closing Date it shall not, directly or indirectly, solicit for employment or hire any Transferred Employee (so long as such person is employed by Buyer or any of its Affiliates); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Buyer or any of its Affiliates.

6.7                               WARN Act.  Each Party agrees to comply with the Worker Adjustment and Retraining Notification Act, as amended or any other similar law applicable to such Party.

Article VII                                  Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

7.1                               Existence.  Buyer is a corporation duly incorporated and validly existing in good standing under the laws of Delaware, and each Buying Affiliate is duly organized, each validly existing and in good standing under the laws of its jurisdiction of organization, each with all requisite corporate power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and each is duly qualified in each jurisdiction in which its ownership of property requires such qualification.

7.2                               Authority.  Buyer and each Buying Affiliate has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder.  All corporate acts and other proceedings required to be taken by or with respect to Buyer and each Buying Affiliate to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken.  Each Transaction Agreement dated the date hereof, to which Buyer or any Buying Affiliate is a party has been duly executed and delivered by Buyer or the applicable Buying Affiliate and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer or the applicable Buying Affiliate in accordance with its terms and each Transaction Agreement to be entered into after the date hereof to which Buyer or any Buying Affiliate is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Buyer or the applicable Buying Affiliate and will constitute the legal, valid and binding obligation of Buyer or the applicable Buying Affiliate, enforceable against Buyer or the applicable Buying Affiliate in accordance with its terms.

7.3                               No Conflict.  The execution and delivery of this Agreement by Buyer does not, and the execution and delivery by Buyer and each Buying Affiliate of the other Transaction Agreements to which any of them is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict in any respect with, or result in a violation or breach of:

(a)                                 any of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of Buyer or any Buying Affiliate;

(b)                                 any Law applicable to Buyer or any Buying Affiliate or any of their properties or assets, that would, individually or in the aggregate, have a material adverse effect on its authority or ability to perform its obligations under this Agreement; or

(c)                                  or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any contract, license, franchise, permit or any other agreement or instrument to which Buyer or any Buying Affiliate is a party or by which Buyer or any Buying Affiliate or any of their properties or assets may be affected or bound that would, individually or in the aggregate, have a material adverse effect on its authority or ability to perform its obligations under this Agreement.

7.4                               Buyer Approvals and Registrations.  No Approvals or Registrations on the part of Buyer or any Buying Affiliate are required in connection with the execution or delivery of this Agreement or the consummation by Buyer or any Buying Affiliate of the transactions contemplated herein.

7.5                               No Broker.  Neither Buyer nor any of its Affiliates has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated hereby.

Article VIII                             Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

8.1                               Existence.  Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of New York, and each Selling Affiliate is duly organized and validly existing in good standing under the laws of its jurisdiction of organization, each with all requisite corporate power and authority to own its properties and conduct its business in all material respects as it is currently conducted, and each is duly qualified in each jurisdiction in which its ownership of property requires such qualification.

8.2                               Authority.  Seller and each Selling Affiliate has all requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its respective obligations thereunder.  All corporate acts and other proceedings required to be taken by or with respect to Seller and each Selling Affiliate to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken.  Each Transaction Agreements dated the date hereof, to which Seller or any Selling Affiliate is a party has been duly executed and delivered by Seller or the applicable Selling Affiliate and constitutes the legal, valid and binding obligation of Seller or the applicable Selling Affiliate enforceable against Seller or the applicable Selling Affiliate in accordance with its terms and each Transaction Agreement to be entered into after the date hereof to which Seller or any Selling Affiliate is a party will, on the date such Transaction Agreement is entered into, be duly executed and delivered by Seller or the applicable Selling Affiliate, and will constitute the legal, valid and binding obligation of Seller or the applicable Selling Affiliate enforceable against Seller or the applicable Selling Affiliate in accordance with its terms.

8.3                               No Conflict.  The execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller and each Selling Affiliate of the other Transaction Agreements to which any of them is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict in any respect with, or result in a violation or breach of:

(a)                                 any of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of Seller or any Selling Affiliate;

(b)                                 any Law applicable to Seller or any of the Selling Affiliates, or the Transferred Assets, that would, individually or in the aggregate, have a material adverse effect on its authority or ability to perform its obligations under this Agreement; or

(c)                                  or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration under, any Transferred Contract or any other contract, license, franchise, permit or any other agreement or instrument to which Seller or any Selling Affiliate is a party or by which the Transferred Assets may be affected or bound that would, individually or in the aggregate, have a material adverse effect on its authority or ability to perform its obligations under this Agreement.

8.4                               Seller Approvals and Registrations.  Except as set forth in Schedule 2.1(b) and Schedule 2.1(c), no Approvals or Registrations on the part of Seller or a Selling Affiliate are required in connection with the execution or delivery of this Agreement or the consummation by Seller or the Selling Affiliates of the transactions contemplated herein.

8.5                               No Broker.  Seller has engaged no other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection therewith.

8.6                               Title.  Either Seller or a Selling Affiliate will have, as of the Closing, good and valid title to (or valid leases or licenses in respect of) all tangible Transferred Assets free and clear of all Liens, other than Permitted Liens.

8.7                               Litigation.  Except as set forth in Schedule 8.7, as of the Effective Date, there are no Proceedings with respect to which Seller or any Selling Affiliate is named as a party pending and, to the Knowledge of Seller, no Proceedings have been threatened in writing to Seller in the twelve (12) month period prior to the Effective Date, in each case against or directly related to the Transferred Assets, Transferred Contracts or Transferred IP.

8.8                               Contracts.

(a)                                 As of the Effective Date, the information contained in Schedule 2.1(b) is complete and correct in all material respects with respect to the customer and partner Transferred Contracts, Seller or a Selling Affiliate, as applicable, has performed or is performing all obligations required to be performed by it under the Transferred Contracts as of the Closing Date and is not in breach or default thereunder, except for such failures to perform, breaches and defaults that would not, individually or in the aggregate, be considered a material breach or default.

(b)                                 Schedule 2.1(b) lists all of the customer and partner Transferred Contracts, the Restricted Contracts and the Buyer Portion of the Retained Contracts (the “Customer and Partner Contracts”) and indicates for each Customer and Partner Contract: (i) the expiration date of the current term, (ii) whether, upon expiration, such contract will automatically renew or convert to continuous billing, (iii) the billing terms (monthly, quarterly, annual, etc.), (iv) the product provided thereunder, and (v) the applicable IBM contract type (Passport Advantage (PA), Passport Advantage Express (PX), Flexible Contract Terms (FCT), Cloud Services Agreement (CSA) or Enterprise License Agreement (ELA)).

(c)                                  Schedule 2.1(c) lists all Transferred Contracts with a vendor or supplier, including any Restricted Contracts (the “Supplier Contracts”) and indicates for each the expiration date of the current term.

(d)                                 Except as set forth in Schedule 8.8(d), to Seller’s Knowledge, as of the Effective Date, no customer or supplier listed in Schedule 2.1(b) or 2.1(c) has given any written notice or otherwise revealed an intent to cancel or terminate its Contract, to substantially reduce the volume of business it currently does with Seller or a Selling Affiliate under the Contract or to refuse to renew any Contract when it expires.

(e)                                  Except as set forth in Schedule 8.8(e), to Seller’s Knowledge, as of the Effective Date, no customer under any Customer or Partner Contract has issued a Request for Information, Request for Proposal or similar solicitation the subject of which is the products or services provided to such customer under a Customer or Partner Contract.

8.9                               Revenue. Schedule 8.9 accurately sets forth, on a customer by customer basis, transactional revenue, term revenue, subscription and support (S&S) revenue and SaaS revenue (as such terms are used by Seller in the Ordinary Course) for the year ended December 31, 2014 and for the calendar quarter ended March 31, 2015.

8.10                        Disclaimer.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VIII, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS, TRANFERRED CONTRACTS, TRANSFERRED IP OR ASSUMED LIABILITIES.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, THE TRANSFERRED ASSETS, TRANSFERRED CONTRACTS, TRANSFERRED IP AND ASSUMED LIABILITIES ARE BEING TRANSFERRED “AS IS” IN ALL RESPECTS AT THE BUYER’S SOLE RISK AND EXPENSE, AND THERE ARE NO CONDITIONS, COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS, EXPRESS OR IMPLIED, COLLATERAL, STATUTORY OR OTHERWISE RELATING TO SAME. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF NONINFRINGEMENT OR MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER’S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

Article IX                                      Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate, or cause the relevant Buying Affiliate to consummate, the Closing is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article XI.

9.1                               Representations, Warranties and Covenants.  The representations and warranties of Seller made in Article VIII of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time.  Seller shall have performed, and shall have caused the Selling Affiliates to have performed, in all material respects all covenants and agreements contained in the Transaction Agreements required to be performed by Seller or the Selling Affiliates, as the case may be, by the time of the Closing.  Seller shall have delivered to Buyer a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in this Section 9.1 have been satisfied.

9.2                               Injunctions, Orders.  No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing Date, and no Proceeding shall be pending or threatened by or before any Governmental Authority as of the Closing Date, which would restrain, prohibit or make unlawful the Transfer of the Transferred Assets or invalidate or suspend any provision of this Agreement.

Article X                                           Conditions to Seller’s Obligations.

The obligation of Seller to consummate, or to cause the relevant Selling Affiliate to consummate, the Closing is subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article X.

10.1                        Payment of Purchase Price.  Seller shall have confirmation of receipt of payment of the Purchase Price.

10.2                        Representations, Warranties and Covenants.  The representations and warranties of Buyer made in Article VII of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date with the same effect as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct as of such earlier time.  Buyer shall have performed in all material respects all covenants and agreements contained in the Transaction Agreements required to be performed by Buyer by the time of the Closing.  Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in this Section 10.2 have been satisfied.

10.3                        Injunctions, Orders.  No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing Date, and no Proceeding shall be pending by or before any Governmental Authority as of the Closing Date, which would restrain, prohibit or make unlawful the Transfer of the Transferred Assets or invalidate or suspend any provision of this Agreement.

10.4                        Employees.  Buyer shall have arranged to employ, effective upon and contingent upon the Transfer Date and consistent with the terms and conditions of this Agreement, all of the Transferred Employees.

Article XI                                      Insurance; Indemnification; and Limitation of Liability.

11.1                        Insurance. Until Buyer has completed the removal of the tangible Transferred Assets from Seller’s premises, Buyer shall maintain a comprehensive general liability insurance policy that shall include coverage for the actions or omissions of Buyer, its employees, contractors, agents and/or invitees in connection with moving the tangible Transferred Assets from Seller’s premises or any injury (including death) and property damage caused by Buyer, its employees, contractors, agents and/or invitees arising from the negligence or tortious acts of Buyer, its employees, contractors, agents and invitees while on Seller’s premises. The policy limit shall be no less than $1,000,000 for bodily injury (including death) and property loss or damage, combined coverage. Upon request, Buyer shall deliver to Seller a certificate evidencing this coverage.

11.2                        Indemnification by Seller. From and after the Closing Date and subject to Section 11.4, Seller shall, or shall cause the Selling Affiliates to, indemnify Buyer and its Affiliates and each of their respective officers, directors and employees (each a “Buyer Indemnified Party”) against and hold them harmless from any Losses incurred by any Buyer Indemnified Party to the extent arising from (a) any breach of any representation and warranty of Seller or a Selling Affiliate contained in any Acquisition Agreement; (b) any breach of any covenant of Seller or a Selling Affiliate contained in any Acquisition Agreement; or (c) any of the Retained Liabilities; provided, however, that (i) Seller and the Selling Affiliates shall not indemnify or hold harmless any Person, and shall not have any liability until the aggregate of all Losses exceeds on a cumulative basis US$100,000 and (ii) Seller and Selling Affiliates total cumulative liability shall in no event exceed ten percent (10%) of the Purchase Price.

11.3                        Indemnification by Buyer.  From and after the Closing Date and subject to Section 11.4, Buyer shall, or shall cause the Buying Affiliates to, indemnify Seller and its Affiliates and each of their respective officers, directors and employees (each a “Seller Indemnified Party”) against and hold them harmless from any Losses incurred by any such Seller Indemnified Party to the extent arising from (a) any breach of any representation or warranty of Buyer or any of its Affiliates contained in any Acquisition Agreement; (b) any breach of any covenant of Buyer or any of its Affiliates contained in any Acquisition Agreement; or (c) any of the Assumed Liabilities; provided, however, that (i) Buyer and the Buying Affiliates shall not be required to indemnify or hold harmless any Person, and shall not have any liability unless and until the aggregate of all Losses exceeds on a cumulative basis US$100,000 and (ii) Buyer and Buying Affiliates total cumulative liability shall in no event exceed ten percent (10%) of the Purchase Price.

11.4                        Termination of Indemnification.  The obligations to indemnify and hold harmless any Person (a) pursuant to clause (a) of each of Section 11.2 and Section 11.3 shall terminate when the applicable representation or warranty terminates pursuant to Section 12.1 and (b) pursuant to the other clauses of Section 11.2 and Section 11.3 shall terminate at the expiration of the applicable statute of limitations; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, made a specific claim by delivering to the party claimed to be providing the indemnification a notice of such claim pursuant to Section 11.5 stating in reasonable detail the basis of such claim.

11.5                        Procedures Relating to Indemnification.  (a)  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification pursuant to this Article XI in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person from which such Indemnified Party is claiming indemnification (the “Indemnifying Party”) in writing of (and in reasonable detail regarding) the Third Party Claim promptly, and in any event within ten (10) business days, after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred prior to the day on which the Indemnified Party gives such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnified Party promptly, and in any event within five (5) business days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the Indemnifying Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as provided below.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the terms of this Section 11.5(b).  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than the period prior to the day on which the Indemnified Party gives notice of the Third Party Claim as provided above).  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim (subject to the Indemnifying Party’s agreement to appropriate confidentiality undertakings), and making employees available on any basis reasonably requested by the Indemnifying Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld) unless the Indemnified Party irrevocably waives its right to indemnification under this Article XI with respect to such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim; provided, however, that such settlement, compromise or discharge (i) requires only payment of monetary damages by the Indemnified Party and (ii) provides for an unconditional release of the Indemnified Party in respect of such Third Party Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if: (x) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; (y) the Indemnifying Party is also a party to such Third Party Claim, and in the opinion of the Indemnified Party’s outside counsel, a conflict exists between the Indemnifying Party and the

Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party); or (z) the Indemnified Party is the only Person with actual or potential liability with respect to the Third Party Claim and the Indemnified Party irrevocably waives its right to indemnification under this Article XI with respect to such Third Party Claim.  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c)                                  In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Article XI that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.  The determination of such court shall be subject to the exclusive jurisdiction and other provisions set forth in Annex 1 hereto.

(d)                                 Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which any party is obligated to indemnify the other party hereunder or an Affiliate thereof, including by making reasonable best efforts to mitigate or resolve any such claim or liability.  In the event that Seller or Buyer shall fail to make such reasonable best efforts to mitigate or resolve any claim or liability, then, notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts

11.6                        Indemnity Payments.  (a)  Each Party acknowledges and agrees that from and after the Closing Date the sole and exclusive remedy of such Party and its Affiliates with respect to any and all claims under or relating to the Acquisition Agreements or the transactions contemplated thereby shall be pursuant to the indemnification provisions set forth in this Article XI.  In furtherance of the foregoing, each Party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other Party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI) to the extent relating to the Acquisition Agreements or the transactions contemplated thereby.

(b)                                 Notwithstanding anything in this Agreement to the contrary, to the extent that any Party shall have any obligation to indemnify and hold harmless any other Person under this Agreement, such obligation shall not include any obligation to indemnify any consequential, special, punitive, incidental or indirect damages whatsoever, including if such damages in any way arise out of, relate to or are a consequence of the performance or nonperformance by such Party under an Acquisition Agreement (including with respect to loss of profits, goodwill, business interruptions, anticipated savings or claims of customers), even if advised of the possibility of such damages.

Article XII                                 General Matters.

12.1                        Survival of Representations and Warranties.  All representations and warranties made by the Parties in any Acquisition Agreement other than the Seller Fundamental Representations shall survive for a period of twelve (12) months after the Closing Date.  The Seller Fundamental Representations shall survive until the expiration of the applicable statutes of limitations.

12.2                        Termination.  (a)  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)                                     by mutual written consent of Buyer and Seller;

(ii)                                  by Buyer upon written notice to Seller if Buyer is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article X of this Agreement and any of the conditions to the Closing set forth in Article IX shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

(iii)                               by Seller upon written notice to Buyer if Seller is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article IX of this Agreement and any of the conditions to the Closing set forth in Article X shall have become incapable of fulfillment and shall not have been waived in writing by Seller; or

(iv)                              by either Buyer or Seller if Buyer or Seller is not then in material breach of this Agreement that would give rise to the failure of the conditions specified in Article X and Article IX respectively, upon written notice to the other Party if the Closing does not occur on or prior to the Transaction Termination Date;

(b)                                 In the event that this Agreement is terminated pursuant to Section 12.2(a), the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any Party, and each of Buyer and Seller shall immediately enter into, or cause its relevant Affiliates to enter into, written consents to terminate each of the other Transaction Agreements.

(c)                                  Furthermore, in the event that this Agreement is terminated as provided herein:

(i)                                     each Party shall return to the other Party all documents and other material received from such Party or its Affiliates or any of their representatives relating to the Transferred Assets, Transferred IP, Transferred Contracts or

                                                Assumed Liabilities or the transactions contemplated by the Transaction Agreements, and all copies of such documents and other material, whether obtained before or after the execution of this Agreement; and

(ii)                                  each Party agrees that all information received by it or its Affiliates or their representatives with respect to the Transferred Assets, Transferred IP, Transferred Contracts or Assumed Liabilities or the transactions contemplated by the Transaction Agreements shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

(d)                                 Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.5 and Section 8.5 relating to brokers, (ii) Section 2.3 of Annex 1, Article II relating to certain costs and expenses, (iii) Section 2.4 of Annex 1, Article II relating to publicity, and (iv) this Section 12.2(d).  Nothing in this Section 12.2 shall be deemed to release either Party from any liability for any material breach of any obligation hereunder.

12.3                        Bulk Sales.  Buyer hereby waives, and shall cause each Buying Affiliate to waive, compliance by Seller and the Selling Affiliates with the provisions of any applicable bulk sales or similar laws of any jurisdiction in connection with the sale of the Transferred Assets, Transferred IP and the Transferred Contracts and the other transactions contemplated by the Transaction Agreements.

12.4                        Notices.  Any notice required or permitted under this Agreement shall be in writing sent to the following representatives:

(a)	if to Seller, to:
International Business Machines Corporation
Route 100
Somers, New York 10589
	Attention:	Kevin Reardon
Vice President, Corporate Development
	Facsimile:	914-499-7803

with a copy to:

International Business Machines Corporation
1 New Orchard Road
Armonk, NY 10504-1722
	Attention:	Mark Goldstein
Associate General Counsel, Corporate Development
	Facsimile:	914-499-6006
	Phone:	914-499-6005

(b)		if to Buyer, to:

Tangoe, Inc.
35 Executive Blvd.
Orange, CT 06477
Attention: President & CEO
Email: Al.Subbloie@tangoe.com
Phone: 203-859-9300
Facsimile: 203-859-9647

with a copy to:
Tangoe, Inc.
35 Executive Blvd.
Orange, CT 06477
Attention: General Counsel
Email: Legal@tangoe.com
Phone: 203-859-9300
Facsimile: 203-859-9647

Each Party shall notify the other if their representative changes.  Notices will be effective upon receipt as demonstrated by reliable confirmation. The Parties consent to the use of electronic means and facsimile transmissions to send and receive communications and notices in connection with the business relationship arising out of this Agreement, and such communications are acceptable as a signed writing.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TANGOE, INC.			INTERNATIONAL BUSINESS MACHINES CORPORATION

By	/s/ Albert R. Subbloie, Jr.		By	/s/ Robert Pemberton
	Authorized signature			Authorized signature

	Name:	Albert R. Subbloie, Jr.	Name: Robert Pemberton

	Title:	President and CEO	Title: V.P. Corporate Development

[Signature Page for Asset Purchase Agreement]

ANNEX 1
DEFINITIONS AND DOCUMENTARY CONVENTIONS

ARTICLE I

Definitions

The following terms shall have the following meanings and, unless stated otherwise, all references to “Section” or “Schedule” herein shall be to such Section or such Schedule to the Agreement:

“Affiliate” means, as to any Person, any other Person that is controlling, controlled by or under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Approval” means any authorization, consent, approval, waiver, exception, variance, franchise, permission, permit or licenses from a Person.

“Acquisition Agreements” mean this Agreement, the Local Acquisition Agreements, and the IP Agreements.

“Asset Allocation Schedule” means allocation of Purchase Price and applicable Assumed Liabilities to the applicable countries and among the Transferred Assets, Transferred IP and Transferred Contracts in a manner consistent with relevant Tax Laws.

“Assignment and Assumption Agreement” means the agreement used to Transfer the Transferred Contracts set forth in Schedule 2.1(a) and Schedule 2.1(b), a form of which is set forth as Exhibit F.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Bill of Sale” means the document used to Transfer the assets set forth in Schedule 2.1(a), a form of which is set forth as Exhibit E.

“Books and Records” means all files, documents, books and records exclusively related to and used in the operation of the Transferred Assets, Transferred Contracts and Transferred IP as of the Closing Date, and copies of the portions of all such types of files, documents, books and records that primarily relate to and are used in the operation of the Transferred Assets, Transferred Contracts or Transferred IP but do not exclusively relate to the Transferred Assets, Transferred Contracts or Transferred IP; provided that Seller shall be entitled to remove or redact any information that does not relate to the Transferred Assets, Transferred Contracts or Transferred IP from such items; provided, further, that Books and Records shall not include any personnel records, or corporate or accounting ledgers, minutes or similar organizational materials of Seller and its Affiliates.  Seller and its Affiliates may retain copies of the Books and Records and use the same for any purpose in connection with the Excluded Assets, Excluded Liabilities

1

and otherwise in connection with activities required or contemplated by the Transaction Agreements or other agreements between the Parties.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 11.2.

“Buyer Portion of a Retained Contract” shall have the meaning set forth in Section 5.2.

“Buying Affiliate” shall have the meaning set forth in Section 2.1.

“Closing” means completion of the final steps of this transaction including the satisfaction or waiver of the other conditions set forth in Article IX and Article X hereof.

“Closing Date” means May 31, 2015 or such other date as may be agreed to by Seller and Buyer but which shall in any event be the last day of the designated month.

“Code” means the Internal Revenue Code of 1986, as amended

“Commercial License Agreement” means Seller’s standard license and/or support agreement for the IBM Programs.

“Confidentiality Agreement” means the non-disclosure agreement between Seller and Buyer dated March 13, 2015.

“Covered Territory” shall have the meaning set forth in Section 2.6.

“Deferred Revenue Amount” means (a) the amount of any remaining deferred revenue (calculated as of the Closing Date) related to the Buyer Portion of a Retained Contract and any Restricted Contract for which consent has not yet been obtained and (b) any amounts received by Seller prior to the Closing Date that are attributable to an assigned customer contract which has an effective start date that is subsequent to the Closing Date; provided that the Deferred Revenue Amount shall not be less than US$1,000,000.00 (One Million Dollars).

“Divested Products” means the software products marketed by Seller under the name IBM Emptoris Telecom Expense Management (V6.4x; V6.5x; V7.0x), IBM Emptoris CELLector on Cloud (V10.05x) and IBM Emptoris MBG (V6.9x).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Final List” shall have the meaning set forth in Section 6.1

“Governmental Authority” means any national, federal, provincial, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

“Indemnified Party” shall have the meaning set forth in Section 11.5.

“Indemnifying Party” shall have the meaning set forth in Section 11.5.

2

“In-scope Employees” shall have the meaning set forth in Section 6.1.

“Intellectual Property Agreement” means the agreement pursuant to which Seller shall assign and license to Buyer certain of its intellectual property assets related to the Divested Products, set forth as Exhibit B.

“IP Agreements” means the (a) Intellectual Property Agreement, (b) Patent Assignment Agreement, (c) Patent License Agreement and (d) Trademark Assignment Agreement.

“Knowledge of Seller” means the actual knowledge of any Person set forth in Schedule 8.

“Law” means any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state, provincial, or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

“Liens” means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Local Acquisition Agreement” shall have the meaning set forth in Section 2.6.

“Losses” shall mean all actions, suits, proceedings, hearings investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, liabilities, obligations, losses, expenses and fees, including court costs and reasonable fees and expenses of counsel.

“Management Fee” means one percent (1%).

“OEM Agreement” means the IBM Application Specific License Software Agreement between Seller and Buyer, a copy of which is attached as Exhibit I to the Agreement.

“Operating Agreements” means the Transition Services Agreement, the Subcontracted Services Agreement, the Commercial License Agreement and the OEM Agreement.

“Ordinary Course” means, with respect to an action taken by a Person, that such action (a) is consistent with the past practices of the Person or its business, as the case may be, (b) is taken in the course of the normal day-to-day operations of the Person or its business, as the case may be, and (c) is not in violation of Law.

“Parties” means Buyer and Seller.

“Party” means Buyer or Seller.

“Permitted Liens” means: (a)  Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (b)  inchoate Liens, charges and privileges incidental to current operations or the ordinary course of business (including mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens); (c) any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature

3

whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or the Transferred IP or that relate to obligations that are not due or delinquent; (d) Liens that are immaterial in character and amount and that do not materially detract from the value of, or materially interfere with the use of, the properties or assets they affect; and (e) licenses, covenants not to sue, immunities from suit, or such similar permissions or authorizations that may have been granted by Seller or any Selling Affiliate prior to the Closing Date (or the date the relevant Transferred Asset or Transferred Contract is Transferred).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.1(a).

“Preliminary List” shall have the meaning set forth in Section 6.1.

“Proceeding” means any action, application, arbitration, audit, hearing, investigation, review, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, a Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning specified in Section 2.3(b).

“Registration” means any registration, filing or declaration with a Governmental Authority.

“Restricted Contract” shall have the meaning set forth in Section 5.1(a).

“Retained Contract” shall have the meaning set forth in Section 5.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 8.1, 8.2 and 8.6.

“Seller Indemnified Party” shall have the meaning set forth in Section 11.3.

“Selling Affiliates” means shall mean the Affiliates of Seller that own any Transferred Assets or Transferred IP, are a party to any Transferred Contracts or are subject to, or otherwise have any obligations in respect of, any Assumed Liabilities.

“Straddle Period” shall have the meaning set forth in Section 4.1(b).

“Subcontracted Services Agreement” means (a) the agreement pursuant to which Buyer shall perform certain obligations of Seller and receive from Seller the benefits due (less a Management Fee) for such obligations in support of the Restricted Contracts and Retained

4

Contracts, a copy of which is attached as Exhibit D to the Agreement, and (b) any related statements of work and service description attachments and other ancillary documents to be entered into pursuant thereto.

“Tax” or “Taxes” means all taxes, imposts, duties, withholdings, charges, fees, levies or other assessments imposed by any Governmental Authority or other taxing authority, whether domestic or foreign (including income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, registration, ad valorem, value added, withholding, health, social security, employment insurance, worker’s compensation, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Third Party Claim” shall have the meaning set forth in Section 11.5.

“Transaction Agreements” means the Acquisition Agreements and the Operating Agreements.

“Transaction Termination Date” means June 30, 2015.

“Transfer” means any sale, assignment, conveyance or other transfer with respect to assets, contracts and intellectual property, and any assignment, assumption or other transfer with respect to liabilities.

“Transfer Date” shall have the meaning set forth in Section 6.2.

“Transfer Taxes” means the following Taxes imposed on, with respect to or in connection with the Transfer of the Transferred Assets and assumption of the Assumed Liabilities in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby:  all real and personal property transfer, documentary, sales, use, registration, value-added, conveyance, real estate transfer, and any similar Taxes (including, for the avoidance of doubt, all interest, fines, penalties and additions attributable to or imposed with respect to such amounts).

“Transferred Assets” means all desktop and laptop computers and desktop printers used exclusively by the Transferred Employees, and such other technology assets that are owned by Seller and uniquely and wholly dedicated to the support or operation of the Divested Products that are listed on Schedule 2.1(a) and any assets which are added by Seller to such schedule after the Effective Date and prior to the Closing Date which are of a type originally listed on Schedule 2.1(a), in each case as may be depleted or augmented by Seller prior to the Closing Date while being managed in the Ordinary Course.

“Transferred Contracts” means the customer and partner contracts for the Divested Products listed on Schedule 2.1(b), the supplier contracts listed on Schedule 2.1(c), and any contracts that are added by Seller to such schedules after the Effective Date and prior to the Closing Date which are of a type originally listed therein, and as the same may be terminated

5

prior to the Closing in the Ordinary Course of business or allowed to lapse or expire in accordance with their terms prior to the Closing Date.

“Transferred Employees” shall have the meaning set forth in Section 6.1.

“Transferred IP” means all of the intellectual property, including software, patents and trademarks, Transferred to Buyer by Seller or any Selling Affiliate pursuant to any IP Agreement.

“Transition Services Agreement” means (a) the agreement pursuant to which Seller shall provide certain services to assist Buyer in transitioning operational support for the Divested Products, a copy of which is attached as Exhibit C to the Agreement, and (b) any related statements of work and service description attachments and other ancillary documents to be entered into pursuant thereto.

6

ARTICLE II

Documentary Conventions and Related Matters

SECTION 2.1.  Assignment; Successors.  None of the Transaction Agreements nor any rights or obligations thereunder may be assigned or otherwise transferred by any Party (including by operation of law) without the prior written consent of the other parties thereto, and any assignment or transfer without such consent shall be null and void and of no effect; provided that after the Closing Date, unless otherwise restricted in a Transaction Agreement, Buyer may, without the written consent of Seller, assign all or a portion of its rights under the Transaction Agreements in connection with a merger , acquisition or sale to an acquirer of all or substantially all of Buyer’s business. Subject to the preceding sentence, the Transaction Agreements will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 2.2.  No Third Party Beneficiaries.  Each Transaction Agreement is for the sole benefit of the parties thereto and their permitted assigns and nothing therein expressed or implied shall give or be construed to give to any Person, other than the parties thereto and such permitted assigns, any legal or equitable rights thereunder, whether as third party beneficiaries or otherwise, except as otherwise set forth in the indemnification provisions of the Transaction Agreements to the extent that the indemnitee is not a party to the Transaction Agreements.  This Section 2.2 may only be amended or modified by a writing signed by the applicable parties that (a) specifically cites this Section 2.2 and (b) expressly provides that this Section 2.2 is being amended or modified by the operative provision in the applicable Transaction Agreement.

SECTION 2.3.  Costs.  Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Transaction Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated thereby.

SECTION 2.4.  Public Announcements.  Seller acknowledges that Buyer will file a Form 8-K with the SEC disclosing the material terms of this Agreement and attaching a copy of this Agreement to the filing as an Exhibit (which the Buyer expects would not include other Transaction Documents, Schedules or Exhibits), and that Buyer will simultaneously issue a press release announcing the signing of this Agreement and the proposed transaction contemplated by this Agreement.  Seller also acknowledges that because Buyer will be making its earnings release for Q1 2015 on May 7, 2015, Buyer will file such Form 8-K and make such announcement by press release after the stock markets close on May 7, 2015.  Except as set forth above in this Section 2.4, for a period of six (6) months after the Effective Date, all public announcements relating to this Agreement and the transactions contemplated hereby shall be made only after consultation and agreement between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by Law, in which case it will advise the other Party, prior to the disclosure, of the reasons, extent and timing of such disclosure.  Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price.  Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipated breach of this Section 2.4 by either Party, the other Party shall be entitled, in addition to any and all other remedies available at Law, to seek preliminary and permanent injunctive relief and specific performance without proving damages.

SECTION 2.5.  Modification and Waivers.  No modification or waiver of any provision of any of the Transaction Agreements and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of such Transaction Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

SECTION 2.6.  Counterparts.  Each Transaction Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Each party to a Transaction Agreement need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to a Transaction Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of such Transaction Agreement.  Once any Transaction Agreement is signed, any reproduction of such Transaction Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable law, and all products and services referred to therein are subject to it.

SECTION 2.7.  Entire Agreement.  The Transaction Agreements, including the schedules, Exhibits, annexes and attachments thereto, together with the Confidentiality Agreement, contain the entire agreement and understanding between the parties thereto with respect to the subject matter thereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 2.8.  Severability.  If any provision of any Transaction Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to the extent permitted by applicable law, such invalidity, illegality or unenforceability shall not affect any other provision thereof.  Upon such determination that any term or other provision of a Transaction Agreement is invalid, illegal or unenforceable, the parties to such Transaction Agreement shall negotiate in good faith to modify such Transaction Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated thereby are fulfilled to the extent possible.

SECTION 2.9.  Consent to Jurisdiction.  Each Transaction Agreement has been delivered at and shall be deemed to have been made in Westchester county, in the State of New York, and all matters arising from or relating in any manner to the subject matter of any Transaction Agreement shall be interpreted, and the rights and liabilities of the parties to a Transaction Agreement determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value received, each of the parties to a Transaction Agreement hereby consents to the exclusive jurisdiction of any state or federal court located within the county of New York in the State of New York with respect to all matters arising from or relating in any manner to the subject matter of a Transaction Agreement.  Unless otherwise provided in the applicable Transaction Agreement, each party to a Transaction Agreement further agrees that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in the applicable Transaction Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each party to a Transaction Agreement (a) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection (i) to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in any state or Federal court located within the county of New York in the State of New York or (ii) that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and (b) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court in connection with such action, suit or proceeding.

SECTION 2.10.  GOVERNING LAW.  UNLESS OTHERWISE SPECIFIED THEREIN, EACH TRANSACTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

SECTION 2.11.  Dispute Resolution.  Except for (a) a dispute related to claims subject to an indemnification claim pursuant to the applicable Transaction Agreement, or (b) as otherwise provided in this Section 2.11, neither party to a Transaction Agreement shall resort to legal remedies or commence any formal proceedings to resolve a dispute under such Transaction Agreement until the parties have attempted to resolve the dispute through the escalation process described in this Section 2.11.  The party raising a dispute shall submit to the other party a written notice and supporting material describing all issues and circumstances related to the dispute.  The designated primary representative of each party (as specified in such Transaction Agreement) shall together attempt to resolve the dispute.  If the parties’ primary representatives fail to resolve the dispute within 30 days from receipt of a dispute notice, a Vice President (or higher-level officer) of each party shall attempt to resolve it.  If the Vice Presidents (or higher-level officers) of the parties are unable to resolve the dispute within 60 days from receipt of the dispute notice, either party may commence formal legal proceedings to resolve the dispute.  This Section 2.11 shall not be construed to prevent a party from instituting formal proceedings earlier than indicated in this Section 2.11 to: (i) avoid the expiration of any applicable statute of limitations period,

(ii) preserve a superior creditor position, or (iii) seek injunctive relief to prevent an irreparable harm.